Exhibit 10.2
ADDENDUM

WHEREAS, Cabela’s Incorporated, a Delaware corporation (“Company”) and James W. Cabela (“Executive”) have entered into that certain Executive Employment Agreement effective the 1st day of January, 2004 (the “Agreement”); and

WHEREAS, Company’s Board of Directors (the “Board”) has determined by mutual agreement with Executive to increase the base salary of Executive by 3.75%.

NOW, THEREFORE, the Board and the Executive hereby agree to the following:

1.  Base Salary. Section 3.1 of the Agreement shall be deleted in its entirety and replaced with the following:

3.1 Base Salary. Executive shall receive a base salary of Two Hundred Fifty-Nine Thousand Three Hundred and Seventy-Five Dollars ($259,375.00) per annum. Any reduction in base salary shall be determined by mutual agreement between Executive and the Board and must be reflected in an addendum to this Agreement. Any increase in base salary shall be made by Board resolution and shall not require an addendum to this Agreement.

2.  Effective Date. This Addendum shall be effective at the beginning of the pay period for the Company’s April 7, 2005 payroll.

3.  Effective Addendum. Except as otherwise set forth herein, this Addendum does not supersede or amend the Agreement, and nothing contained herein is intended to reduce, restrict or otherwise affect any terms of the Agreement.

CABELA’S INCORPORATED

By:	/s/ Ralph W. Castner
Its:	Vice President and Chief Financial Officer

EXECUTIVE

/s/ James W. Cabela
James W. Cabela

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